1940 Act | law group

John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS 66224
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

May 26, 2010

Valued Advisers Trust
2960 N. Meridian St.
Suite 300
Indianapolis, Indiana 46208

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information for the Golub Group Equity Fund, a series portfolio of the Valued Advisers Trust (the "Trust"), which is included in Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-151672), and Amendment No. 17 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22208), on Form N-1A of the Trust.

On behalf of The Law Offices of John H. Lively & Associates, Inc.